UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 18, 2024

Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36629	46-3657681
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 West Liberty Street, 12th Floor, Reno, Nevada 89501

(Address of principal executive offices, including zip code)

(775) 328-0100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	CZR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

Proposed Refinancing

On January 18, 2024, Caesars Entertainment, Inc. (the “Company,” “Caesars,” “we,” “us,” “our” or similar terms) announced the anticipated amendment to our CEI Credit Agreement to provide for a new $2.0 billion senior secured term loan facility (the “New Term B-1 Loan”). Caesars intends to apply net proceeds of the New Term B-1 Loan borrowings to (i) repay certain debt maturing in 2025, together with all accrued interest, fees and premiums thereon, and (ii) pay fees and expenses related to the foregoing.

Certain Financial Information

Caesars Entertainment, Inc. Preliminary Operating Results for the Three Months Ended December 31, 2023

Although the results of operations for Caesars for the three months ended December 31, 2023 are not yet available, the following reflects our current expectations regarding the range of net revenues, net income (loss) and Adjusted EBITDA for the three months ended December 31, 2023 as compared to the same period ended December 31, 2022. The estimates set forth below are based solely on currently available information. Due to the close proximity to the end of the current reporting period, Caesars has not finalized its financial statement closing process for the three months ended December 31, 2023. During this process, Caesars may identify items that would require it to make adjustments to the expected preliminary operating results described below. In addition to its routine closing procedures, Caesars has not completed its annual tax provision or reached its final conclusions related to the assumptions used in determining the estimated fair value of its indefinite lived intangible assets and reporting units associated with goodwill. The significance of potential adjustments to this preliminary financial information could result in actual net income (loss) to be outside of the ranges provided for the three months ended December 31, 2023. As a result, the discussion below constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments, as well as the risk factors highlighted under “Risk Factors” in Caesars’ other public filings.

	Three Months Ended December 31,
	2023 Estimate		2022	2022 Adj. (a)	Adj. 2022 Total
(In millions)	Low	High	Actual	Actual	Actual
Net Revenues:
Las Vegas	$1,088	$1,094	$1,154	$(54)	$1,100
Regional	1,359	1,367	1,356	—	1,356
Caesars Digital	303	305	237	—	237
Managed and Branded	67	69	72	—	72
Corporate and Other	(2)	—	2	—	2

Total Net Revenues	$2,815	$2,835	$2,821	$(54)	$2,767

	Three Months Ended December 31,
	2023 Estimate (b)		2022	2022 Adj. (a)	Adj. 2022 Total
(In millions)	Low	High	Actual	Actual	Actual
Net Income (Loss):
Las Vegas	$246	$254	$295	$(8)	$287
Regional	(54)	13	(17)	—	(17)
Caesars Digital	(9)	(7)	(35)	—	(35)
Managed and Branded	17	19	20	—	20
Corporate and Other	(357)	(283)	(411)	—	(411)

Total Net Income (Loss)	$(157)	$(4)	$(148)	$(8)	$(156)

	Three Months Ended December 31,
	2023 Estimate		2022	2022 Adj. (a)	Adj. 2022 Total
(In millions)	Low	High	Actual	Actual	Actual
Adjusted EBITDA:
Las Vegas	$486	$492	$537	$(8)	$529
Regional	428	434	443	—	443
Caesars Digital	28	30	(5)	—	(5)
Managed and Branded	17	19	20	—	20
Corporate and Other	(39)	(35)	(38)	—	(38)

Total Adjusted EBITDA	$920	$940	$957	$(8)	$949

(a)

Adjustment for pre-disposition results of operations reflecting the subtraction of the results of operations for Rio All-Suite Hotel & Casino prior to divestiture on October 2, 2023, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the period presented. The additional financial information is included to enable the comparison of current results with results of prior periods.

(b)

As described above, the Company has not completed its financial statement closing process, annual tax provision, or its evaluation of indefinite lived intangible assets or goodwill. The significance of potential adjustments to this preliminary financial information could cause actual net income (loss) to be outside of the expected ranges set forth above, particularly within the Corporate and Other segment.

Adjusted EBITDA (defined herein), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items that are not necessary to operate our business is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income or interest expense, net of interest capitalized, (benefit) provision for income taxes, depreciation and amortization, stock-based compensation expense, (gain) loss on extinguishment of debt, impairment charges, other (income) loss, net income (loss) attributable to noncontrolling interests, transaction costs associated with our acquisitions, developments and divestitures, and non-cash changes in equity method investments. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties, Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements. Below is a reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

	Three Months Ended December 31,
	2023 Estimate		2022
(In millions)	Low	High	Actual
Net income (loss) attributable to Caesars (a)	$(157)	$(4)	$(148)
Net income (loss) attributable to noncontrolling interests	17	15	(14)
(Benefit) provision for income taxes	32	(28)	6
Other (income) loss	(4)	(6)	7
(Gain) loss on extinguishment of debt	1	(1)	52
Interest expense, net	584	578	585
Impairment charges	145	90	108
Depreciation and amortization	319	317	295
Transaction costs and other (b)	(40)	(42)	42
Stock-based compensation expense	23	21	24

Adjusted EBITDA	920	940	957

Pre-disposition Adjusted EBITDA (c)	—	—	(8)

Total Adjusted EBITDA	$920	$940	$949

(a)

As described above, the Company has not completed its financial statement closing process, annual tax provision, or its evaluation of indefinite lived intangible assets or goodwill. The significance of potential adjustments to this preliminary financial information could cause actual net income (loss) to be outside of the expected ranges set forth above.

(b)

Transaction costs and other primarily represents costs related to non-cash losses on the write down and disposal of assets, pre-opening costs in connection with new temporary facility openings and non-cash changes in equity method investments.

(c)

Adjustment for pre-disposition results of operations reflecting the subtraction of the results of operations for Rio All-Suite Hotel & Casino prior to divestiture on October 2, 2023, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the period presented. The additional financial information is included to enable the comparison of current results with results of prior periods.

Other Preliminary Operating Results

•

Occupancy rates in the Las Vegas segment for the three months ended December 31, 2023 increased to 97.9% as compared to 95.5% for the same three months ended December 31, 2022. However, construction disruption from the renovation of the Versailles Tower at Paris Las Vegas and the Colosseum Tower at Caesars Palace resulted in approximately 65,000 fewer available room nights during the fourth quarter of 2023, as compared to the prior year period.

•

Las Vegas table game drop of $832 million for the three months ended December 31, 2023 decreased 1% from $840 million for the comparable prior year period, on a same-store basis. Additionally, table game hold decreased from the high end of our typical range at 23% during the prior period to 21% for the current quarter.

•

Net income, net income margin, Adjusted EBITDA and Adjusted EBITDA margin in the Las Vegas segment were negatively impacted during the fourth quarter, as compared to the prior year period, due to final wage and benefit negotiations with key union representation, lower hold and construction disruption.

•

Caesars Digital net revenues, net income (loss) and Adjusted EBITDA during the fourth quarter reflected improved sports betting and iGaming handle as compared to the same prior year period. Sports betting hold was negatively impacted in the month of November and fell below our typical range. We estimate the negative impact of low sports betting hold in November to be approximately $44 million in net revenues, based on our typical hold range, and approximately $29 million of net income and Adjusted EBITDA.

•	The following table reflects preliminary results of the Caesars Digital segment for the three months ended December 31, 2023 as compared to the prior period results:

	Three Months Ended December 31,
	2023 Estimate		2022
(Dollars in millions)	Low	High	Actual
Revenues:
Casino (a)	$286	$288	$207
Other	17	17	30

Net revenues	$303	$305	$237

Sports betting handle	$3,870	$3,880	$3,451
Sports betting hold %	6.3%	6.4%	5.4%

iGaming handle	$3,075	$3,085	$2,019
iGaming hold %	3.2%	3.3%	3.2%

(a)

Includes total promotional and complimentary incentives related to sports betting, iGaming, and poker of $69 million and $55 million, for the three months ended December 31, 2023 and 2022, respectively. Promotional and complimentary incentives for poker were $3 million for both of the three months ended December 31, 2023 and 2022.

Item 8.01	Other Events.

On January 18, 2024, Caesars issued a press release announcing that it has commenced a cash tender offer for any and all of the outstanding $3,399 million aggregate principal amount of 6.250% Senior Secured Notes due 2025. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This Report, including Exhibit 99.1 attached hereto, contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations, beliefs, assumptions and estimates, and on information currently available to us, all of which are subject to change, and are not guarantees of timing, future results or performance. These forward-looking statements involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those indicated in such forward-looking statements, as discussed further in the attached press release. Additional information concerning potential factors that could affect the Company’s financial results are included in the Company’s Form 10-K for the year ended December 31, 2022 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

The information contained in this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not otherwise be incorporated by reference in any filing pursuant to the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this Report, including Exhibit 99.1 attached hereto, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 18, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT, INC.

Date: January 18, 2024	By:	/s/ Bret Yunker
	Name:	Bret Yunker
	Title:	Chief Financial Officer